Exhibit l.2

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

October 5, 2018

THL Credit, Inc.

100 Federal St., 31st Floor,

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to THL Credit, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $50,000,000 aggregate principal amount of 6.125% Notes due 2023 (the “Notes”) issued by the Company pursuant to the Underwriting Agreement, dated October 2, 2018 (the “Underwriting Agreement”), among the Company, THL Credit Advisors LLC, a Delaware limited liability company (the “Advisor”), and the Underwriters named on Schedule A to the Underwriting Agreement.

We have examined the Registration Statement on Form N-2 (File No. 333-217217) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); Post-Effective Amendment No. 1 to the Registration Statement filed by the Company under the Securities Act; Post-Effective Amendment No. 2 to the Registration Statement (“Post-Effective Amendment No. 2”) filed by the Company under the Securities Act; the prospectus dated June 5, 2018 (the “Base Prospectus”) included in Post-Effective Amendment No. 2, as supplemented by the prospectus supplement dated October 2, 2018 relating to the Notes (together with the Base Prospectus, the “Prospectus”), filed by the Company

THL Credit, Inc.	-2-	October 5, 2018

pursuant to Rule 497 of the rules and regulations of the Securities and Exchange Commission under the Securities Act; the Indenture, dated as of November 18, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of October 2, 2018 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee; a duplicate of the global note representing the Notes; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Advisor and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company and the Advisor of the Underwriting Agreement, the Third Supplemental Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

THL Credit, Inc.	-3-	October 5, 2018

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.09 and Section 8.02 of the Base Indenture and the Third Supplemental Indenture, respectively, each relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP